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EXHIBIT 5.1

OPINION OF WEIL, GOTSHAL AND MANGES LLP

May 25, 2004

Genworth Financial, Inc.
6620 West Broad Street
Richmond, Virginia 23230

  Re:
  Genworth Financial, Inc.—Registration Statement for Offering of an Aggregate of 38,000,000 Shares of Class A Common Stock

Dear Ladies and Gentlemen:

        We have acted as counsel to Genworth Financial, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the registration of 38,000,000 shares (the "Shares") of Class A Common Stock, par value $0.001 per share, reserved for issuance under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan (the "Plan").

        This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

        In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Registration Statement; (iii) the Plan; and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares to be issued pursuant to the terms of the Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

        The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We hereby consent to the use of this letter as an exhibit to the Registration Statement.

Very truly yours,
/s/ Weil, Gotshal & Manges LLP

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OPINION OF WEIL, GOTSHAL AND MANGES LLP